EXHIBIT 23.2

            CONSENT OF HILL, BARTH & KING, INC., INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Amendment No. 2 to Form SB-2 and related Prospectus of Marine Bancshares, Inc., formerly known as Coastal Bank Corporation, for the registration of 1,150,000 shares of its common stock and to the incorporation therein of our report dated November 3, 1998 relating to the financial statements of Marine Bancshares, Inc. as of September 30, 1998 and for the period from January 23, 1997 (date of inception) to September 30, 1998.


                                      HILL, BARTH & KING, INC.
                                      Certified Public Accountants


Naples, Florida
December 16, 1998